Supplement No. 5 Dated February 10, 2015 (To Prospectus dated April 29, 2014)	Rule 424(b)(3) Registration No. 333-189337

DELMAR PHARMACEUTICALS, INC.

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with, that certain prospectus, dated April 29, 2014 and as supplemented and amended to date (“Prospectus”), of DelMar Pharmaceuticals, Inc. This Supplement is not complete without, and may not be delivered or used except in connection with, the original Prospectus.

The information included in this Supplement modifies and supersedes, in part, the information in the Prospectus. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

See “Risk Factors” beginning on page 2 of the prospectus dated April 29, 2014, for risk factors and information you should consider before you purchase shares.

Recent Developments

On February 9, 2015, Delmar Pharmaceuticals, Inc. (the “Company”) consummated its offer (the “Warrant Tender Offer”) to exchange its outstanding warrants held by investors who participated in the Company’s private placement financings that closed on January 25, 2013, January 31, 2013, February 8, 2013, February 21, 2013, February 28, 2013, March 1, 2013, and March 6, 2013 (the “Investor Warrants”) at a ratio of one new share of common stock for every three Investor Warrants tendered.

The Warrant Tender Offer expired at 5:00 p.m. Pacific Time on February 9, 2015. Pursuant to the Warrant Tender Offer, an aggregate of 1,591,875 Investor Warrants were tendered by their holders and the holders were issued an aggregate of 530,625 shares of common stock. Such tendered Investor Warrants represent approximately 27% of the Company’s 5,964,738 outstanding Investor Warrants as of February 9, 2015.

The selling stockholders who exchanged their Investor Warrants pursuant to the foregoing consist of the following:

	Number of Investor Warrants Surrendered	Number of Investor Warrants Remaining

Joseph E. & Christine D. Heller JTTEN	22,500	20,000
Robert W. Lawrence	18,750	-
Ronald C. Astrup	7,500	-
Space Maker Marketing Ltd	8,125	-
Ryan Modesto	375,000	-
Thomas J. & Norva H. Gormley JTTEN	31,250	-
Don Bahouth	1,042,500	-
Harris Berenholz	12,500	-
Sean Joseph Cunningham	25,000	-
Mayra Acevedo	10,000	-
Salvatore Gaglio	20,000	-
Peter Einstein TOD Beneficiary Account	10,000	-
Rafique Sheikh	5,000	-
Lennin Cepeda	3,750	-